EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Kosmos Energy Ltd. Long Term Incentive Plan of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedules of Kosmos Energy Ltd. and the effectiveness of internal control over financial reporting of Kosmos Energy Ltd. included in its Annual Report on Form 10-K (File No. 001-35167) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

October 1, 2015